UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.      )

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RENAISSANCERE HOLDINGS LTD.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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RENAISSANCERE HOLDINGS LTD.
Renaissance House
8-20 East Broadway
Pembroke, HM19, Bermuda

SUPPLEMENT TO PROXY STATEMENT
FOR THE ANNUAL MEETING OF SHAREHOLDERS
To Be Held on May 18, 2010

This proxy statement supplement, dated May 13, 2010, supplements the proxy statement (the “Proxy Statement”) filed with the U.S. Securities and Exchange Commission (the “SEC”) on April 8, 2010 relating to the annual general meeting of shareholders of RenaissanceRe Holdings Ltd. (“RenaissanceRe”) to be held on Tuesday, May 18, 2010 at 9:00 a.m., Atlantic Daylight Time, at Renaissance House, 8-20 East Broadway, Pembroke, Bermuda (the “Annual Meeting”).

The purpose of this supplement is to disclose that, as promptly as practicable after the Annual Meeting, management of RenaissanceRe shall recommend to the Compensation and Corporate Governance Committee of its Board of Directors that the following amendments be adopted with respect to the RenaissanceRe Holdings Ltd. 2001 Stock Incentive Plan (the “2001 Plan”):

•	That the 2001 Plan no longer provide for the potential issuance of stock options with a “reload” feature; and

•	That the 2001 Plan no longer provide for the potential issuance of stock options with a strike price at less than the grant-date market price for RenaissanceRe’s common shares.

No options granted by RenaissanceRe since 2004 have included a reload feature, and RenaissanceRe has obtained agreement from all holders of previously issued stock options to waive any rights to receive reload options on exercise. Moreover, no discounted stock options have been issued by RenaissanceRe.

Except as described in this supplement, the information provided in the Proxy Statement continues to apply. To the extent that information in this supplement differs from or updates information contained in the Proxy Statement, the information in this supplement is more current.